Exhibit 99.1

NEWS RELEASE

Contact:

Alliance HealthCare Services

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS SECOND QUARTER 2012

RESULTS

COST SAVING INITIATIVES EXCEED EXPECTATIONS AND COMPANY UPDATES 2012

GUIDANCE

NEWPORT BEACH, CA—August 6, 2012– Alliance HealthCare Services, Inc. (NYSE:AIQ) (the “Company” or “Alliance”), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the second quarter ended June 30, 2012.

Second Quarter Highlights

•	Adjusted EBITDA increased 4.4% sequentially to $39.4 million and 1.6% from the year ago period of $38.8 million

•	Cost saving initiatives generated $33 million in annualized savings, versus goal of $20- $25 million

•	Total debt (including current maturities) less cash and equivalents, decreased $24.3 million in the first six months of 2012 compared to $19.4 million in the same period last year, a 25% improvement

•	Company updates 2012 guidance based upon increases in Adjusted EBITDA and cash flows

Second Quarter 2012 Financial Results

“The solid results we are reporting today reflect our continued progress against our strategic initiatives and drive towards stability and growth,” stated Larry C. Buckelew, Chairman of the Board and Chief Executive Officer. “Having been in my new role for two months, I am now more convinced than ever that we have the right team in place to enhance the long-term strategy and facilitate our vision of expanding our role with our customers.”

“Our results this quarter are primarily attributable to the successful implementation of Project Phoenix, the cost savings plan that we introduced last summer. Our team was able to identify and generate annualized savings which significantly exceeded our goals. The success and discipline of this program has permanently changed our corporate culture to focus on continuously improving our operational efficiency. I am fully committed to building upon these achievements, and realizing our long-term vision to become a more vital and strategic partner to our customers.”

Alliance HealthCare Services

Press Release

August 6, 2012

Revenue for the second quarter of 2012 was sequentially stable at $120.7 million compared to $120.8 million in the first quarter of 2012. On a year-over-year basis, second quarter 2012 revenue decreased 5.6% from $127.8 million in the second quarter of 2011, in part due to trimming our portfolio of unprofitable Imaging Division business resulting in a revenue reduction, partially offset by an organic increase in radiation oncology revenue of $2.0 million, or 9.8%.

Alliance’s Adjusted EBITDA (as defined below) increased sequentially 4.4% to $39.4 million in the second quarter of 2012 compared to $37.8 million in the first quarter of 2012. On a year-over-year basis, Adjusted EBITDA increased 1.6% from $38.8 million in the second quarter of 2011. The sequential and year-over-year growth was organic given the Company made no additional acquisitions since the April 1, 2011 US Radiosurgery and 24|7 Radiology transactions.

Alliance’s net loss, computed in accordance with generally accepted accounting principles (“GAAP”), improved by $4.0 million to ($0.8) million in the second quarter of 2012, compared to ($4.8) million in the first quarter of 2012 and by $3.2 million compared to ($4.0) million in the second quarter of 2011.

Net loss per share on a diluted basis, computed in accordance with GAAP, was ($0.02) per share in the second quarter of 2012 versus ($0.08) per share in the second quarter of 2011. In the second quarter of 2012, net loss per share on a diluted basis was impacted by $0.01 in the aggregate due to restructuring charges, mergers and acquisitions transaction costs, fair value adjustments related to interest rate swaps and differences in the GAAP income tax rate from our historical income tax rate. In the second quarter of 2011, net loss per share on a diluted basis was impacted by ($0.03) in the aggregate due to fair value adjustments related to interest rate swaps, severance and related costs, mergers and acquisitions transaction costs, refinancing transaction costs and differences in the GAAP income tax rate from our historical income tax rate. Alliance’s historical income tax rate has been 42%, rather than the GAAP income tax benefit rate of 75.2% in the second quarter of 2012 and 35.8% in the second quarter of 2011.

Cash flows provided by operating activities were $18.4 million in the second quarter of 2012 compared to $27.2 million in the second quarter of 2011. The difference in operating cash flows is primarily attributable to the timing of working capital requirements and cash interest payments on the term loan facility. Capital expenditures in the second quarter of 2012 were $6.2 million compared to $11.2 million in the second quarter of 2011. Alliance opened one new fixed-site imaging center in the second quarter of 2012.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, decreased $24.3 million to $575.0 million at June 30, 2012 from $599.3 million at December 31, 2011. Cash and cash equivalents were $61.9 million at June 30, 2012 and $44.2 million at December 31, 2011. The Company’s net debt, as defined above, divided by the last twelve months Adjusted EBITDA, as defined in the Company’s credit agreement, was 4.00x for the twelve month period ended June 30, 2012.

The Company’s total long-term debt (including current maturities) decreased to $636.9 million at June 30, 2012 from $643.5 million at December 31, 2011. The Company’s total debt divided by the last twelve months Adjusted EBITDA, as defined in the credit agreement, was 4.43x for the twelve month period ended June 30, 2012. Adjusted EBITDA as defined in the Company’s credit agreement includes an adjustment to exclude income attributable to non-controlling interest in subsidiaries.

Alliance HealthCare Services

Press Release

August 6, 2012

NYSE Listing Update

As previously disclosed, on September 28, 2011 the New York Stock Exchange (“NYSE”) notified the Company that it no longer satisfied the minimum $75 million market capitalization requirement. The NYSE accepted the Company’s plan to regain compliance with this standard, and granted the Company an 18-month grace period through March 23, 2013, to demonstrate compliance with that standard. In addition and also as previously disclosed, the Company announced that it had received notification from the NYSE that it no longer complied with the audit committee composition rule as a result of the appointment of Mr. Buckelew as interim Chief Executive Officer, and separately the minimum $1.00 stock price requirement as a result of the stock demonstrating an average closing price of less than $1.00 per share for a 30-day period. The Company is currently operating under grace periods granted by the NYSE through December 1, 2012 to remedy the audit committee composition issue and through January 3, 2013 to remedy the minimum stock price requirement.

Full Year 2012 Guidance

Alliance is updating certain of its full year 2012 guidance ranges as follows:

	Previous Guidance Ranges	Updated Guidance Ranges	Difference
	(dollars in millions)	(dollars in millions)	(dollars in millions)
Revenue	$470 - $500	$465 - $485	($5) - ($15)
Adjusted EBITDA	$140 - $160	$148 - $160	$8 - $0
Capital expenditures	$55 - $65	$40 - $50	$15 - $15
Decrease in long-term debt, net of the change in cash and cash equivalents (before investments in acquisitions)	$15 - $25	$35 - $40	$20 - $15

The guidance ranges for 10-15 fixed-site imaging center openings and 3-5 radiation oncology center openings remains unchanged.

Buckelew commented, “Our updated guidance ranges reflect the success of Project Phoenix, particularly the strategic operational discipline to forego certain revenue streams and grow more profitable business. Our Adjusted EBITDA growth, cash on hand, and capital expenditure plans will enable us to pay down debt in a disciplined manner. Going forward, reducing our debt obligation remains a top priority.”

“We believe in the underlying fundamentals of our business and that Alliance’s stock price is undervalued by the market. At its current trading price, we expect certain members of our Board of Directors and management team to be buyers of Alliance common stock in coming months,” added Buckelew.

Alliance HealthCare Services

Press Release

August 6, 2012

Second Quarter 2012 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2012 results. The conference call is scheduled for Tuesday, August 7, 2012 at 8:30 a.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until September 7, 2012. The telephone replay can be accessed by calling (855) 859-2056 or (404) 537-3406. The conference call identification number is 11821097.

Definition of Adjusted EBITDA

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions; costs related to debt financing; non-cash impairment charges; and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.” For a more detailed discussion of Adjusted EBITDA and reconciliation to net income (loss), see the section entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services is a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services based upon annual revenue and number of systems deployed. Alliance focuses on MRI, PET/CT and CT through its Imaging division and radiation therapy through its Oncology division. With more than 1,900 team members committed to providing exceptional patient care and exceeding customer expectations, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 46 states. Alliance operates 501 diagnostic imaging and radiation therapy systems. The Company is the nation’s largest provider of advanced diagnostic mobile imaging services and one of the leading operators of fixed-site imaging centers, with 126 locations across the country. Alliance also operates 32 radiation therapy centers, including 16 dedicated stereotactic radiosurgery facilities, many of which are operated in conjunction with local community hospital partners, providing treatment and care for cancer patients. With 16 stereotactic radiosurgery facilities in operation, Alliance is among the leading providers of stereotactic radiosurgery nationwide.

Alliance HealthCare Services

Press Release

August 6, 2012

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s improvement plan, including its efforts to stabilize and grow the Imaging Division, expand the Radiation Oncology Division, and increase organizational efficiency and cost savings through the Journey to Excellence and Project Phoenix initiatives; and to its Full Year 2012 Guidance, including its forecasts of revenue, Adjusted EBITDA, cash capital expenditures, decrease in long-term debt and the opening of new fixed-site imaging and radiation therapy centers; statements related to potential purchases of Alliance stock by directors and executive officers; and estimates of revenues lost and revenues gained from new client contracts in the Company’s revenue gap disclosures on the last page of the tables following this release. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2012	2011	2012
Revenues	$127,780	$120,664	$246,208	$241,417
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	71,394	63,881	138,760	130,020
Selling, general and administrative expenses	19,889	18,078	36,947	38,913
Transaction costs	1,810	20	2,182	263
Severance and related costs	266	772	730	1,301
Depreciation expense	23,197	20,693	45,249	42,138
Amortization expense	4,609	3,994	7,935	8,006
Interest expense and other, net	12,000	13,679	23,735	27,367
Other (income) and expense, net	193	1,208	130	1,362

Total costs and expenses	133,358	122,325	255,668	249,370

Loss before income taxes, earnings from unconsolidated investees, and noncontrolling interest	(5,578)	(1,661)	(9,460)	(7,953)
Income tax benefit	(2,237)	(2,427)	(3,580)	(5,069)
Earnings from unconsolidated investees	(1,031)	(1,161)	(2,020)	(2,239)

Net (loss) income	(2,310)	1,927	(3,860)	(645)
Less: Net income attributable to noncontrolling interest	(1,730)	(2,728)	(2,583)	(4,978)

Net loss attributable to Alliance HealthCare Services, Inc.	$(4,040)	$(801)	$(6,443)	$(5,623)

Comprehensive loss, net of taxes
Net loss attributable to Alliance HealthCare Services, Inc.	$(4,040)	$(801)	$(6,443)	$(5,623)
Unrealized (loss) gain on hedging transactions, net of taxes	(248)	37	(201)	92

Comprehensive income (loss), net of taxes:	$(4,288)	$(764)	$(6,644)	$(5,531)

Loss per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.08)	$(0.02)	$(0.12)	$(0.11)

Diluted	$(0.08)	$(0.02)	$(0.12)	$(0.11)

Weighted average number of shares of common stock and common stock equivalents:
Basic	53,222	53,148	53,114	53,230
Diluted	53,222	53,148	53,114	53,230

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2011	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$44,190	$61,866
Accounts receivable, net of allowance for doubtful accounts	70,701	67,877
Deferred income taxes	10,086	10,086
Prepaid expenses	6,462	5,522
Other receivables	4,301	5,097

Total current assets	135,740	150,448
Equipment, at cost	954,337	883,484
Less accumulated depreciation	(663,038)	(631,209)

Equipment, net	291,299	252,275
Goodwill	56,493	56,493
Other intangible assets, net	143,024	134,595
Deferred financing costs, net	17,268	15,534
Other assets	19,270	29,175

Total assets	$663,094	$638,520

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,417	$15,961
Accrued compensation and related expenses	18,204	18,998
Accrued interest payable	6,582	6,261
Other accrued liabilities	33,438	31,053
Current portion of long-term debt	24,923	25,056

Total current liabilities	105,564	97,329
Long-term debt, net of current portion	430,451	423,535
Senior notes	188,109	188,268
Other liabilities	879	826
Deferred income taxes	43,002	37,690

Total liabilities	768,005	747,648
Stockholders’ equity:
Common stock	527	527
Treasury stock	(2,729)	(2,739)
Additional paid-in capital	20,269	20,311
Accumulated comprehensive loss	(950)	(858)
Accumulated deficit	(171,288)	(176,911)

Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	(154,171)	(159,670)
Noncontrolling interest	49,260	50,542

Total stockholders’ equity	(104,911)	(109,128)

Total liabilities and stockholders’ equity	$663,094	$638,520

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2011	2012
Operating activities:
Net loss	$(3,860)	$(645)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	1,658	1,338
Share-based payment	2,642	42
Depreciation and amortization	53,184	50,139
Amortization of deferred financing costs	1,426	1,934
Accretion of discount on long term debt	792	842
Adjustment of derivatives to fair value	(1)	(67)
Distributions less than undistributed earnings from investees	(625)	(149)
Deferred income taxes	(3,974)	(5,256)
(Gain) loss on sale of assets	(71)	895
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(6,105)	1,486
Prepaid expenses	3,435	939
Other receivables	(1,906)	(796)
Other assets	(351)	(1,873)
Accounts payable	5,442	(4,672)
Accrued compensation and related expenses	(657)	794
Accrued interest payable	(548)	(321)
Income taxes payable	61	23
Other accrued liabilities	(3,861)	(1,913)
Other liabilities	—	26

Net cash provided by operating activities	46,681	42,766

Investing activities:
Equipment purchases	(21,079)	(9,927)
Increase in deposits on equipment	(2,312)	(5,531)
Acquisitions, net of cash received	(46,650)	—
Decrease in cash in escrow	300	1,257
Proceeds from sale of assets	271	4,500

Net cash used in investing activities	(69,470)	(9,701)

ALLIANCE HEALTHCARE SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2011	2012
Financing activities:
Principal payments on equipment debt	(4,574)	(6,337)
Proceeds from equipment debt	—	854
Principal payments on term loan facility	(2,300)	(6,000)
Payments of debt issuance costs	(213)	(200)
Payments of contingent consideration	(1,626)	—
Noncontrolling interest in subsidiaries	(1,543)	(3,696)
Proceeds from shared-based payment arrangements	54	—
Purchase of treasury stock	—	(10)

Net cash used in financing activities	(10,202)	(15,389)

Net (decrease) increase in cash and cash equivalents	(32,991)	17,676
Cash and cash equivalents, beginning of period	97,162	44,190

Cash and cash equivalents, end of period	$64,171	$61,866

Supplemental disclosure of cash flow information:
Interest paid	$22,019	$25,012
Income taxes paid, net of refunds	(2,357)	523
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$26	$4,467
Capital lease obligations related to the purchase of equipment	—	4,017
Comprehensive (loss) gain from hedging transactions, net of taxes	(201)	92
Equipment debt assumed in connection with acquisitions	25,973	—
Equipment purchases in accounts payable	1,616	1,784
Noncontrolling interest assumed in connection with acquisitions	42,360	—

ALLIANCE HEALTHCARE SERVICES, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, non-cash impairment charges, and other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Management uses Adjusted EBITDA, and believes it is a useful measure for investors, for a variety of reasons. Management regularly communicates its Adjusted EBITDA results and management’s interpretation of such results to its board of directors. Management also compares the Company’s Adjusted EBITDA performance against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that this measure is indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies. In addition, Adjusted EBITDA has other limitations as an analytical financial measure. These limitations include the fact that Adjusted EBITDA is calculated before recurring cash charges including interest expense, income taxes and severance costs, and is not adjusted for capital expenditures, the replacement cost of assets or other recurring cash requirements of the Company’s business. Adjusted EBITDA also does not reflect any cost for equity awards to employees and does not exclude income attributable to noncontrolling interests. In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. Management compensates for the limitations of using Adjusted EBITDA as an analytical measure by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in Adjusted EBITDA. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations, however, Adjusted EBITDA should not be considered as an alternative to net income (loss), as calculated in accordance with GAAP, or as an alternative to any other GAAP measure of operating performance. Adjusted EBITDA, as defined by the Company’s management, is calculated differently from Consolidated Adjusted EBITDA, as defined in the Company’s credit agreement and reported in the Company’s SEC filings.

The calculation of Adjusted EBITDA is shown below:

	Second Quarter Ended June 30,		Six Months Ended June 30,		Twelve months Ended June 30,
	2011	2012	2011	2012	2012
Net loss attributable to Alliance HealthCare Services, Inc.	$(4,040)	$(801)	$(6,443)	$(5,623)	$(159,292)
Income tax benefit	(2,237)	(2,427)	(3,580)	(5,069)	(39,731)
Interest expense and other, net	12,000	13,679	23,735	27,367	53,421
Amortization expense	4,609	3,994	7,935	8,006	16,515
Depreciation expense	23,197	20,693	45,249	42,138	86,863
Share-based payment (included in selling, general and administrative expenses)	1,207	(840)	2,596	36	2,059
Noncontrolling interest in subsidiaries	1,730	2,728	2,583	4,978	7,403
Severance and related costs	266	—	730	—	20
Restructuring charges	—	873	—	2,995	10,132
Transaction costs	1,810	20	2,182	379	1,525
Impairment charges					167,792
Other non-cash charges (included in other (income) and expenses, net)	257	1,489	367	1,959	4,388

Adjusted EBITDA	$38,799	$39,408	$75,354	$77,166	$151,095

The leverage ratio calculations for the 12 months ended June 30, 2012 are shown below:

	Consolidated	Less: Noncontrolling interest in subsidiaries	Credit Agreement
Total debt	$636,859	$—	$636,859
Less: Cash and cash equivalents	(61,866)	—	(61,866)

Net debt	574,993	—	574,993
Last 12 months Adjusted EBITDA	151,095	(7,403)	143,692
Total leverage ratio	4.21x		4.43x
Net leverage ratio	3.81x		4.00x

The reconciliation from net loss to Adjusted EBITDA for the 2012 guidance range is shown below (in millions):

	2012 Full Year Previous Guidance Range		2012 Full Year Updated Guidance Range
Net loss	($24)	($14)	($16)	($14)
Income tax benefit	(18)	(10)	(18)	(10)
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	182	184	182	184

Adjusted EBITDA	$140	$160	$148	$160

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

	Second Quarter Ended June 30,
	2011	2012
MRI
Average number of total systems	287.6	264.3
Average number of scan-based systems	243.9	222.7
Scans per system per day (scan-based systems)	8.08	8.57
Total number of scan-based MRI scans	126,674	124,605
Price per scan	$373.56	$359.88
Scan-based MRI revenue (in millions)	$47.3	$44.8
Non-scan based MRI revenue (in millions)	5.2	4.3

Total MRI revenue (in millions)	$52.5	$49.1

PET and PET/CT
Average number of systems	121.3	118.8
Scans per system per day	5.32	5.60
Total number of PET and PET/CT scans	41,490	40,428
Price per scan	$1,020	$963
Total PET and PET/CT revenue (in millions)	$42.8	$39.6

Radiation oncology
Linear accelerator treatments	23,649	22,894
Cyberknife patients	533	620
Total radiation oncology revenue (in millions)	$20.4	$22.5

Revenue breakdown (in millions)
Total MRI revenue	$52.5	$49.1
PET and PET/CT revenue	42.8	39.6
Radiation oncology revenue	20.4	22.5
Other modalities and other revenue	12.1	9.5

Total revenues	$127.8	$120.7

	2011	2012
Total fixed-site revenue (in millions)
Second quarter ended June 30	$31.2	$30.2

ALLIANCE HEALTHCARE SERVICES, INC.

SELECTED STATISTICAL INFORMATION

IMAGING DIVISION REVENUE GAP

(in millions)

The Company utilizes the imaging division revenue gap as a statistical measure of its client losses and new client contracts. The imaging division revenue gap is calculated by measuring the difference between (a) the imaging division annualized revenue run rate lost as a result of clients choosing to terminate or not renew contracts with the Company, excluding clients for which Alliance provides professional radiology services, interim services and clients that the Company elects to terminate, and (b) projected new imaging division annualized revenue from new client contracts, excluding professional radiology services and interim services, commencing service in the quarter.

The annualized revenue run rate lost from customers choosing to terminate service may not be representative of the revenues such customers would have generated had they remained our customers.

The projected annualized revenue from new client contracts is calculated using contractual pricing where agreed upon, and assumptions with respect to pricing and reimbursement levels for all other new customer relationships. The projected annualized revenue from new client contracts is also calculated using assumptions with respect to customer ramp-up and scan volumes. Our assumptions are based on our experience in the industry and our expectations with respect to pricing and volume trends, and may not reflect actual revenue from new clients for a number of reasons, including greater than expected macroeconomic challenges impacting the imaging business, the variance in ramp-up time of customers adding new service lines, unexpected changes in business conditions and greater than expected competition for imaging services. See “Forward-Looking Statements” for a discussion of the other risks and uncertainties that may cause actual future results or outcomes to differ materially from those expressed above.

The imaging division revenue gap for the last four calendar quarters and the last twelve- month period ended June 30, 2012 is as follows:

	(a) Revenue Lost	(b) New Revenue	Imaging Division Revenue Gap
2011
Third Quarter	($8.3)	$2.3	($6.0)
Fourth Quarter	(10.5)	4.7	(5.8)

2012
First Quarter	(6.4)	8.2	1.8
Second Quarter	(8.0)	4.6	(3.4)

Last Twelve Months Ended
June 30, 2012	($33.2)	$19.8	($13.4)